UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2020

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA
(address of principal executive offices)

19462

(zip code)
(610) 630-6357
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 UR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement; Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2020, AdaptHealth Corp., a Delaware corporation (the “Company”), announced that Gregg Holst, Chief Financial Officer (“CFO”), will retire effective September 1, 2020. The Company also announced that Jason A. Clemens, age 42, will succeed Mr. Holst as the Company’s CFO effective as of August 3, 2020. Mr. Holst will stay with the Company in an advisory role through September 1, 2020.

There were no arrangements or understandings between Mr. Clemens and any other person pursuant to which Mr. Clemens was selected as an officer. Mr. Clemens has no family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Clemens has served as the Senior Vice President and Operations Chief Financial Officer of MEDNAX, Inc., a national provider of health solutions to hospitals, health systems and healthcare facilities, since April 2012. Mr. Clemens holds a B.S. in Industrial Engineering from Lehigh University and an M.S. in Finance and an M.B.A from the Indiana University Kelley School of Business. Mr. Clemens is also a Chartered Financial Analyst and a Certified Six Sigma Blackbelt.

On May 1, 2020, the Company entered into an employment agreement with Mr. Clemens (the “Employment Agreement”), that will govern the terms of his employment as the Company’s Chief Financial Officer. Pursuant to the terms of the Employment Agreement, Mr. Clemens is entitled to an annual base salary of $425,000 and is eligible for to earn annual bonuses based upon the achievement of performance targets established for the applicable year, with a target annual bonus equal to 75% of his base salary. Mr. Clemens is also entitled to a one-time start date bonus of $150,000, which will be paid within 14 days of his commencement date and is subject to recoupment in the event that he resigns without “good reason” or is terminated for “cause,” in either case within 90 days of his commencement date. Pursuant to the Employment Agreement, Mr. Clemens will also receive an initial grant of restricted shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), equal to $1,000,000 divided by the average of the volume-weighted average price of the Company’s Common Stock for the 20 days immediately prior to his commencement date, subject to vesting based on continued service over the three years following his commencement date. Mr. Clemens will also be eligible to participate in the Company’s employee benefit programs offered to full-time employees and will be entitled to a car allowance of $1,000 per month.

Pursuant to the Employment Agreement, if Mr. Clemens’ employment is terminated either (x) by the Company without “cause” on or after the 90th day following his commencement date or (y) by Mr. Clemens for “good reason” (as such terms are defined in the Employment Agreement), subject to his execution of a separation agreement and release, Mr. Clemens will be entitled to continued payment of his base salary and continued participation in company benefit plans for a period of 12 months following such termination and a pro-rated target annual bonus for the year of such termination, payable at the same time as the yearly bonuses for such year are other paid to the Company’s senior management.

Mr. Clemens will be subject to non-competition and non-solicitation restriction during the term of his employment and for one year thereafter and is also subject to an indefinite non-disparagement provision. Mr. Clemens is also subject to customary confidentiality and invention assignment covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

On May 21, 2020, the Company issued a press release announcing the appointment of Mr. Clemens as CFO, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

10.1	Employment Agreement, dated May 1, 2020, between the Company and Jason A. Clemens
99.1	Press Release, dated May 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AdaptHealth Corp.

By:	/s/ Gregg Holst
Gregg Holst
Chief Financial Officer

Dated: May 21, 2020

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